Exhibit 10.1

FORM OF WAIVER AND RELEASE AGREEMENT
THIS WAIVER AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Rowan Companies, Inc. (“Rowan”) and __________ (“Employee”).
Recitals
WHEREAS, Employee’s employment with Rowan and its Affiliates (defined below) shall be terminated effective as of the Termination Date described herein; and
WHEREAS, in connection with the termination of Employee’s employment with Rowan and its Affiliates, Employee will be eligible to receive a severance payment under the Rowan Companies, Inc. Severance Plan (the “Rowan Severance Plan”), provided that Employee executes a waiver and release agreement in a form provided by the administrator of the Rowan Severance Plan and does not revoke such agreement; and
WHEREAS, Employee and Rowan desire to avoid the expense, delay and uncertainty attendant to any disputes or claims arising out of Employee’s employment with Rowan or the termination thereof and desire to enter into this Agreement as a settlement of all claims and disputes incident thereto and as the waiver and release agreement required under the Rowan Severance Plan in order for Employee to be eligible to receive a severance payment under the Rowan Severance Plan.
NOW, THEREFORE, for and in consideration of the mutual covenants and promises in this Agreement, Rowan and Employee hereby agree as follows:
Agreements
1.Termination of Employment. Employee’s employment with Rowan shall terminate as of the close of business on October 15, 2014 (the “Termination Date”). To the extent not already paid, Employee shall be entitled to the following compensation and benefits earned through the Termination Date, subject to customary withholding for taxes and applicable deductions:
(a)current rate of base salary through the Termination Date;
(b)all days of accrued but unused vacation through the Termination Date; and
(c)any expense reimbursements submitted in accordance with Rowan policy through the Termination Date.

2.Retirement in Lieu of Termination. Notwithstanding the provisions of Paragraph 1 of this Agreement, Employee may elect to terminate his employment with Rowan by electing to retire from Rowan, effective as of the Termination Date, in lieu of terminating his employment with Rowan by written agreement by providing Rowan written notice of such election at the time Employee executes this Agreement. In the event that Employee so elects to retire from Rowan, he will, nevertheless, be entitled to receive from Rowan the compensation and benefits earned through the Termination Date (subject to customary withholding for taxes and applicable deductions) set forth in Paragraph 1, the severance payment and benefits set forth in Paragraph 8, and all retirement benefits to which he is entitled under the terms and conditions of any pension and welfare benefit

Exhibit 10.1

plans or programs of Rowan in which Employee participates, including, without limitation, any applicable retiree medical benefits.

3.Acknowledgements of Amounts. Such payments made under Paragraph 1 shall be in full satisfaction of all wages, incentive compensation, bonuses or any other compensation owed to Employee by Rowan through the Termination Date, except as otherwise provided herein. Employee acknowledges that he is not entitled to any other payments or benefits by or on behalf of Rowan, except for those which may be payable pursuant to the terms of Rowan’s compensation and benefits plans in accordance with their respective terms, or except as otherwise provided herein.

4.No Authority to Act on Behalf of Rowan. Effective as of the Termination Date, Employee acknowledges and agrees that he has no authority to, and will not act for, Rowan or any of Rowan’s Affiliates in any capacity. As used in this Agreement, the term “Affiliate” means, with respect to Rowan, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Rowan.

5.ERISA Acknowledgement. Rowan acknowledges that Employee may be a participant in certain pension and welfare benefit plans and programs of Rowan, and nothing herein contained shall be construed as a waiver of the benefits to which he is otherwise qualified, vested or entitled, except for severance benefits, in accordance with such plans’ respective terms.

6.Notice and Terms Regarding ADEA and OWBPA. In recognition of its statutory duty as an employer under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), Rowan hereby advises Employee that this Agreement is an important legal document and that Employee should consult with a lawyer before signing it. Specifically, Employee expressly acknowledges and agrees as follows: (i) by entering into this Agreement, Employee is waiving any and all rights or claims that he may have arising out of the ADEA or the OWBPA; (ii) in return for this Agreement, Employee will receive consideration beyond that which he was otherwise entitled to receive before entering into this Agreement; (iii) Employee was given a copy of this Agreement on ______________, and he was given twenty-one (21) days to review it before accepting it; (iv) Employee has been advised in writing by Rowan, his employer, to consult with an attorney before signing this Agreement; and (v) if Employee accepts this Agreement, he has seven (7) days following the date of the execution of this Agreement to revoke this Agreement.

7.Return of Company Property. Employee hereby represents and warrants that he has no claim or right, title or interest in, or possession of, any property or assets of Rowan or any of Rowan’s Affiliates. Promptly after the execution of this Agreement, to the extent Employee has not already done so, Employee agrees to leave in his office or deliver to Rowan all correspondence, memoranda, notes, records, data, software, hardware, manuals, documentation, passwords, authorizations, or other information, analysis, or other documents and all copies thereof, that are in Employee’s possession, custody or control and that are related in any manner to the past, present or anticipated business of Rowan or any of Rowan’s Affiliates or the work Employee performed for Rowan or any of Rowan’s Affiliates. Promptly after the execution of this Agreement, to the extent Employee has not already done so, Employee shall also deliver to Rowan any property

Exhibit 10.1

belonging to Rowan or any of Rowan’s Affiliates in his possession or control, including, without limitation, any security key cards, keys, computers, telephones or other materials furnished by Rowan or any Affiliate of Rowan for his use.

8.Severance Pay and Benefits.
(a)Provided that Employee complies fully with the terms and conditions of this Agreement and does not revoke his acceptance of this Agreement pursuant to Paragraph 6(v) above, Employee shall be entitled to a severance benefit under the Rowan Severance Plan to which he would not otherwise be entitled absent this Agreement in the amount of $__________, subject to customary withholding for taxes and applicable deductions, which amount constitutes fifty-two (52) weeks of pay at Employee’s current base salary.

(b)Provided that Employee complies fully with the terms and conditions of this Agreement and does not revoke his acceptance of this Agreement pursuant to Paragraph 6(v) above, Employee shall be entitled to an additional severance benefit in an amount equal to a prorated portion of the payment Employee would have been entitled to receive under the Rowan 2014 Annual Incentive Plan (the “2014 AIP”) if he had remained employed by Rowan through the date incentive payments are made under the 2014 AIP, subject to customary withholding for taxes and applicable deductions. For these purposes, the proration shall be based on the number of days Employee was employed by Rowan during 2014.

(c)Provided that Employee complies fully with the terms and conditions of this Agreement and does not revoke his acceptance of this Agreement pursuant to Paragraph 6(v) above, the vesting of those certain long-term incentive awards described on Exhibit A attached hereto that were previously granted to Employee by Rowan shall be accelerated to the Effective Date in further consideration of the general release and other covenants and agreements Employee is making under this Agreement.

(d)The severance payment provided for in Paragraph 8(a) above shall be made either by (i) direct deposit into the bank account for Employee on file with Rowan and used for deposit of Employee’s normal wages as of the Termination Date or (ii) by check delivered to Employee via certified mail, return receipt requested, at Employee’s home address on file with Rowan, in either case as soon as practicable after the Effective Date of this Agreement, but in any event not later than ten (10) days after the Effective Date of this Agreement. The severance payment provided for in Paragraph 8(b) above shall be made either by (i) direct deposit into the bank account for Employee on file with Rowan and used for deposit of Employee’s normal wages as of the Termination Date or (ii) by check delivered to Employee via certified mail, return receipt requested, at Employee’s home address on file with Rowan, in either case as soon as practicable after payments are made to Rowan employees under the 2014 AIP, but in any event not later than March 15, 2015.

9.Employee’s Representation of No Claims. Employee represents and warrants that he has not filed any claims, complaints, charges or lawsuits against Rowan or any Rowan Affiliate, or any of their respective owners, directors, Employees or employees with any governmental agency or court with respect to any matter pertaining to his employment with Rowan, and that he will not

Exhibit 10.1

file, or permit to be filed, or accept benefit from, any claim, complaint or petition filed with any governmental agency or court by him or on his behalf at any time hereafter; provided, however, this representation and warranty does not include any right Employee may have to unemployment benefits, nor is he waiving or releasing his right to file for such benefits, if any.

10.Cooperation. Employee agrees to cooperate fully and in good faith with Rowan and its authorized representatives with respect to reasonable requests for information and assistance in connection with Rowan and Rowan Affiliate business matters, including, without limitation, matters of which Employee had knowledge while an employee of Rowan.

11.Release. In return for the promises made herein, Employee, on behalf of himself and his successors, heirs, assigns, agents, and representatives, hereby forever releases, acquits, and discharges Rowan and Rowan’s Affiliates and each of their respective owners, Employees, directors, agents, insurers, employees, parent companies, subsidiaries, Affiliates, predecessors, successors and assigns (collectively, the “Released Parties”), from any and all claims, dues, liens, charges, rights, damages, demands, and causes of action of any character, whether now known or unknown, arising out of Employee’s employment with Rowan or the termination thereof, including, but not limited to, claims for alleged bodily or personal injury(ies), any and all medical expenses attendant thereto, premises liability, fraud, breach of contract, negligence, those arising under common law, based in tort, contract, statute, regulation, or any other legal or equitable theory of recovery, or for damages of any kind whatsoever, including, but not limited to, any and all claims or causes of action arising out of Employee’s employment or the termination thereof, including, those arising under the Texas Commission on Human Rights Act (“TCHRA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 1981 and 1983, the Fair Labor Standards Act (“FLSA”), the Family Medical Leave Act (“FMLA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for violations of the federal or state Constitutions, under the Texas Labor Code, or Texas statutes, and any other federal, state or local statute, regulation or the common law, worker’s compensation, front pay, back pay, overtime pay, pain and suffering, mental anguish, loss of consortium, medical expenses, punitive damages, attorneys’ fees and expenses, and costs on account of any conduct of any of the Released Parties or connected in any way with Employee’s employment with Rowan or the termination thereof, that has occurred up to and including the Effective Date of this Agreement. This release includes, but is not limited to, any claim for salary, bonus, compensation, benefits, expenses, damages, remuneration or wages arising from Employee’s employment with Rowan or the termination thereof, and all other acts or omissions related to any matter up to and including the Effective Date of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the foregoing release shall not apply to and shall have no effect whatsoever upon any rights Employee may have under that certain Indemnification Agreement, dated _____________, by and between Rowan and Employee, and Employee shall hereafter retain all of the rights and protections afforded him under that agreement in accordance with its terms.

Exhibit 10.1

12.Remedies. Employee and Rowan agree that, because damages at law for any breach or nonperformance of this Agreement by Employee, while recoverable, will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, accounting or otherwise.

13.Nondisclosure. Employee will continue to honor the terms of any common law or written confidentiality agreements with Rowan and/or any Rowan Affiliate and/or their respective predecessors or successors, and their respective clients, all of which are incorporated into this Agreement by reference, including, without limitation, those specifically relating to personnel, proprietary information, trade secrets, computer systems and manufacturing processes.

14.Non-Solicitation. For the eighteen month period commencing on the Termination Date, Employee agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire, any person who was employed by Rowan or any Rowan Affiliate upon the Effective Date; provided, however, that this prohibition shall not apply to (i) any person having a base salary of less than $75,000 per year or (ii) any person hired by a firm or entity with which Employee is associated that was hired without Employee’s knowledge or input. In addition, for the eighteen month period commencing on the Termination Date, Employee will not, directly or indirectly, and will not encourage or assist others to, without the prior written consent of the Board of Directors of Rowan (the “Board”), which consent may be withheld in the Board’s sole and absolute discretion: (a) make, or in any way participate in, or advise in, any “solicitation” (as such term is used in the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of Rowan or any Rowan Affiliate; (b) form, join, or in any way communicate or associate (by telephone, email or otherwise) with other stockholders of Rowan or any Rowan Affiliate or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Rowan or any Rowan Affiliate; or (c) otherwise participate in any way or in any capacity in any plan, transaction or series of transactions the result of which could lead, directly or indirectly, to a change in control of Rowan or any Rowan Affiliate. However, the immediately preceding clauses (a), (b) and (c) are not intended in any way to interfere with Employee’s ability to vote shares of Rowan stock that he currently holds (or acquires pursuant to the equity awards listed in Exhibit A hereto) in any proxy solicitation.

15.Nondisparagement. Employee agrees, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that he will not (and he will use his best efforts to cause such affiliates not to) at any time engage in any form of conduct, or make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, or representations, including comments on any internet site, “message board” or “chat room,” that disparage or otherwise impair the reputation, goodwill or commercial interests of Rowan, any Rowan Affiliate or any of their respective agents, Employees, directors, employees and/or stockholders. The foregoing shall not be violated by: (i) truthful statements made or given by Employee in response to legal process or required governmental testimony or filings; or (ii) statements made by Employee that Employee in good faith believes are necessary or appropriate to make in order to refute statements of Rowan or the directors or Employees of Rowan.

Exhibit 10.1

16.Discrimination Claims. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or shall, interfere with Employee’s rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of any of the provisions of this Agreement, including, without limitation, the provisions of Paragraphs 10, 11, 13 or 15 of this Agreement. Employee shall not, however, be entitled to any relief, recovery or monies in connection with any such complaint, charge or proceeding brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.

17.No Tax Warranties. Neither Rowan nor any of its agents makes any representations or warranties as to the tax treatment of this Agreement or any payments or benefits hereunder by any taxing authorities. Employee consents and agrees to Rowan’s issuance, at Rowan’s sole discretion, of a W-2 covering the amount of the severance payments and all wages and other compensation earned or paid in 2014 or 2015.

18.Tax Indemnification. Employee agrees to indemnify and hold harmless Rowan and its Affiliates for any taxes, penalties or interest that may be assessed against Rowan or its Affiliates arising out of or resulting from the severance payments received by Employee under Paragraph 8 of this Agreement. To the extent Rowan or an Affiliate is required by order of any court or agency to pay, and does pay, any amount attributable to Employee hereunder, Employee agrees to indemnify and hold harmless Rowan for the amount so paid. Employee agrees that Rowan and its Affiliates shall not be obligated to defend any tax audit of Employee.

19.Assistance of Counsel. Each of the parties hereto has had the opportunity to consult with his or its attorneys prior to the execution of this Agreement to discuss its contents and meaning and has taken a reasonable amount of time in which to consider this Agreement. Each of the parties understands the terms and conditions of this Agreement, agrees to abide by the same and knowingly and voluntarily executes it without reservation.

20.No Admission of Liability. Neither the fact of this settlement nor any provision of this Agreement constitutes or shall be construed as an admission of liability by Rowan or its Affiliates, all such liability being hereby expressly denied. Instead, this settlement is made solely for the purpose of providing peace of mind.

21.Enforcement of Agreement. No waiver or non-action with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

22.Choice of Law and Venue. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas without giving effect to any choice or conflict of laws rules, provisions or principles (whether of the State of Texas or any other jurisdiction) the application of which would result in the application of the laws of any

Exhibit 10.1

jurisdiction other than the State of Texas. This Agreement may be enforced exclusively in the Harris County, Texas District Courts.

23.Merger. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Rowan and constitutes the entire agreement between Employee and Rowan with respect to the subject matter of this Agreement. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties hereto.

24.Confidentiality. Employee agrees that he will not disclose any of the terms of this Agreement or the consideration received from Rowan to any other person or entity, other than his spouse, attorney or financial advisors and only on the condition that they keep such information strictly confidential.

25.Exclusive Benefits. Employee agrees and acknowledges that the only benefits associated with the termination of his employment with Rowan are the benefits stated in this Agreement and that he is not entitled to any additional benefits from Rowan or any Rowan Affiliate in connection with his termination.

26.Voluntary Agreement. Employee acknowledges and agrees that he has carefully read this Agreement and understands it to be a release of all claims, known and unknown, past or present. He represents and warrants that he is fully competent to execute this Agreement, which he understands to be contractual. He further acknowledges and agrees that: (i) he executes this Agreement of his own free will, after having been given sufficient time in which to review, study, consider and deliberate regarding its meaning and effect; (ii) he has had the opportunity to consult with counsel prior to executing this Agreement; (iii) he executes this Agreement without reliance on any representation or warranty of any kind or character not expressly set forth herein; and (iv) he executes this Agreement fully knowing its effect and voluntarily for the consideration stated herein.

27.Saving Clause. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court, tribunal or other forum of competent jurisdiction for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (ii) such provision will be deemed reformed to the extent necessary to conform to applicable law and to give maximum effect to the intent of the parties hereto, or, if that is not possible, such provision shall be deemed severed from this Agreement; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Exhibit 10.1

28.Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original copy of this Agreement, but all of which, when taken together, shall be deemed to constitute one and the same agreement. The parties hereto may sign and deliver this Agreement by facsimile transmission or by electronic mail in “portable document format.” Each party hereto agrees that the delivery of this Agreement by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each party hereto may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Agreement by all parties hereto to the same extent that an original signature could be used.

29.The Effective Date. The “Effective Date” of this Agreement shall be the later of (i) eight (8) days after the execution of this Agreement by Employee and Rowan and (ii) the Termination Date, provided that Employee has not exercised his rights of revocation pursuant to Paragraph 6(v) above. This Agreement shall become binding in its entirety upon Employee and Rowan and all of its provisions will be irrevocable on the Effective Date.

(SIGNATURE PAGE FOLLOWS)

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth below but to be effective as provided above.

Date Executed:	ROWAN COMPANIES, INC.

By:
Name:
Title:

STATE OF TEXAS    §
§
COUNTY OF HARRIS    §

BEFORE ME, the undersigned authority personally appeared, _______________, by me known or who produced valid identification as described below, who affirms that she is authorized to enter into the foregoing WAIVER AND RELEASE AGREEMENT (the “Agreement”), as [title] of Rowan Companies, Inc., and who executed the Agreement, and acknowledged before me that she subscribed to the Agreement on this ___ day of ________ 2014.

NOTARY PUBLIC in and for the
State of Texas

Date Executed:
[Employee]
STATE OF _______________    §
§
COUNTY OF ______________    §

BEFORE ME, the undersigned authority personally appeared [Employee] , by me known or who produced valid identification as described below, who executed the foregoing WAIVER AND RELEASE AGREEMENT (the “Agreement”), and acknowledged before me that she subscribed to the Agreement on this ___ day of ________ 2014.

NOTARY PUBLIC in and for the
State of ___________

Exhibit 10.1

EXHIBIT A
Per Paragraph 8(c) of the Agreement, the vesting of the following incentive compensation awards that were previously granted to Employee by Rowan shall be accelerated to the Effective Date in further consideration for the general release and other covenants and agreements Employee is making under the Agreement:

•	_______ shares of Restricted Stock and Restricted Stock Units

•	_______ Stock Appreciation Rights

All Stock Appreciation Rights and all Stock Options, including not only those subject to accelerated vesting pursuant to the Agreement but also those that have already vested, must be exercised on or before the earlier of their original expiration date and the third anniversary of the Effective Date. Any and all Stock Appreciation Rights and Stock Options not exercised on or before such date will automatically expire on the day immediately following the third anniversary of the Effective Date and will thereafter be of no force or effect whatsoever.